4600 S. Ulster Street

Suite 1225

Denver, CO 80237

(720)287-3093

Assure Holdings Supports Rare Auditory Brainstem Implant Surgery

DENVER, June 24, 2021 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (TSXV: IOM; OTCQB: ARHH), a provider of intraoperative neuromonitoring services (“IONM”), is pleased to announce that it supported a successful auditory brainstem implant surgery.

The procedure was performed by Moises Arriaga, MD, a Louisiana based neurotologist, and Assure neurophysiologists utilizing intraoperative neuromonitoring equipment from Cadwell Industries, Inc. (“Cadwell”), a provider of neurodiagnostic solutions.

The auditory brainstem implant surgery was performed to restore hearing in a patient who had lost this function. The procedure is rare and required a tightly integrated surgical team, including an Assure neurophysiologist using Cadwell Cascade Surgical Studio, to support Dr. Arriaga as he identified and mapped the lateral recess of the fourth ventricle, confirming the cochlear nucleus to pinpoint the optimal placement for the implanted stimulating device. In addition, neurophysiologists monitored all associated lower cranial nerves, minimizing the potential negative side effects of the implant.

“Assure Neuromonitoring was a critical part of the team allowing us to successfully complete the auditory brainstem implant procedure,” said Dr. Moises Arriaga. “Their attention to detail and pre-emptive troubleshooting allowed us to complete this important procedure and restore hearing for this patient who would otherwise have no sound input whatsoever.”

“This is a very challenging procedure due to implant shifting, the potential for improper mapping and targeting as well as negative side effects associated with stimulating the implant, which is why I am extremely proud to report that the activation led by Dr. Arriaga was highly successful,” said Stephanie Krouse, VP, National Technologist Manager at Assure. “Assure is proud to push the boundaries of innovation and help progress patient care to a new standard.”

“Cadwell is privileged to play a role in the research and treatment of profound hearing loss utilizing Auditory Brainstem Implants,” said Julia Caviness, IONM product manager at Cadwell. “Integrating Cascade Surgical Studio and IOMAX intraoperative monitoring solutions with the implanted devices for brainstem auditory evoked response testing is a vital part of this multifaceted procedure. This adds another dimension to our goal of improving patient outcomes around the world.”

About Assure Holdings

Assure Holdings Corp. is a Colorado-based company that works with neurosurgeons and orthopedic spine surgeons to provide a turnkey suite of services that support intraoperative neuromonitoring activities during invasive surgeries. Assure employs its own staff of technologists and uses its own state-of-the-art monitoring equipment, handles 100% of intraoperative neuromonitoring scheduling and setup, and bills for all technical services provided. Assure Neuromonitoring is recognized as providing the highest level of patient care in the industry and has earned the Joint Commission’s Gold Seal of Approval®. For more information, visit the Company’s website at www.assureneuromonitoring.com.

4600 S. Ulster Street

Suite 1225

Denver, CO 80237

(720)287-3093

About Cadwell

Cadwell Industries, Inc. is a global leading provider of neurodiagnostic and neuromonitoring solutions. Our mission is to help patients around the world live better and longer lives. Learn more at www.cadwell.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of applicable securities laws, including but not limited to: the Company pushing the boundaries of innovation and helping to progress patient care to a new standard. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to: the Company may not be successful in pushing the boundaries of innovation and helping to progress patient care to a new standard; the uncertainty surrounding the spread of COVID-19 and the impact it will have on the Company’s operations and economic activity in general and the risks and uncertainties discussed in our most recent annual and quarterly reports filed with the Canadian securities regulators and available on the Company’s profile on SEDAR at www.sedar.com, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on forward-looking statements. Except as required by law, Assure does not intend, and undertakes no obligation, to update any forward-looking statements to reflect, in particular, new information or future events.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact

Scott Kozak, Investor and Media Relations
Assure Holdings Corp.
1-720-287-3093
Scott.Kozak@assureiom.com